Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TPG Pace Energy Holdings Corp.:

We consent to the use of our report dated February 24, 2017, except for Note 1 and Note 6, which are as of April 17, 2017, on the financial statements of TPG Pace Energy Holdings Corp. included herein and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Fort Worth, Texas

April 28, 2017